Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Robert Zimmerman 203-359-5131 Investors: Michael Weitz 203-352-8642
WWE® Reports 2008 Fourth Quarter and Full Year Results
STAMFORD, Conn., February 24, 2009 - World Wrestling Entertainment, Inc. (NYSE:WWE) today announced financial results for its fourth quarter ended December 31, 2008. Revenues totaled $125.4 million as compared to $132.6 million in the prior year quarter while operating income was $23.3 million as compared to $24.7 million in the prior year quarter. Net income was $13.6 million, or $0.18 per share (diluted), as compared to $21.5 million, or $0.30 per share (diluted), in the prior year quarter.
“In 2008, WWE demonstrated resilience to a difficult economic environment. As these challenges increased during the fourth quarter, we intensified our efforts to improve our operating efficiency. Consistent with our commitment to reduce our annual expense base by $20 million, in January we announced a 10% reduction in staff coming from across all areas of our operations,” said Linda McMahon, Chief Executive Officer. “Additionally, while understanding the strategic importance of expanding and upgrading our Media Center, we have decided to delay spending on this initiative until economic conditions become more favorable. By exercising fiscal prudence we believe we can improve the company’s earnings and cash flow as well as strengthen our financial position in anticipation of the ultimate economic recovery.”
Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended December 31, 2008 and December 31, 2007. (Dollars in millions)

	Three Months Ended
	December 31,	December 31,
Net Revenues	2008	2007
Live and Televised Entertainment	$76.2	$82.3
Consumer Products	33.3	35.3
Digital Media	10.9	11.9
WWE Studios	5.0	3.1

Total	$125.4	$132.6

	Three Months Ended
	December 31,	December 31,
Net Revenues by Region	2008	2007
North America	$93.0	$94.5
Europe, Middle East & Africa (EMEA)	24.8	28.0
Asia Pacific (APAC)	5.8	9.8
Latin America	1.8	0.3

Total	$125.4	$132.6

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $76.2 million for the current quarter as compared to $82.3 million in the prior year quarter. Revenues declined 7% due in part to an approximate $4 million adverse impact from changes in foreign currency exchange rates.
•	Live Event revenues were $25.5 million as compared to $30.9 million in the prior year quarter.
•	There were 73 total events, including 26 international events, during the current quarter as compared to 75 events, including 26 international events, in the prior year quarter.

•	International events generated approximately $13.1 million of revenues as compared to $16.9 million in the prior year quarter. The change reflected a higher proportion of buy-out deals in the current quarter. Five out of the 26 international events in the period were structured as buy-out deals with guaranteed fixed revenues as compared to one buy-out deal in the prior year quarter. In addition, the average ticket price for the other international events in which we sold tickets declined 16% to $70.09, in part due to the impact of changes in foreign exchange rates. These factors more than offset an approximate 5% increase in average attendance to 8,300.

•	North American events generated $12.4 million of revenues from 47 events as compared to $14.0 million from 49 events in the prior year quarter. North American average attendance was approximately 6,900 in the current quarter as compared to 7,100 in the prior year, a decrease of approximately 3%. The average ticket price for North American events was $38.18 in the current quarter as compared to $40.66 in the prior year.

•	Pay-Per-View revenues were $15.9 million as compared to $19.9 million in the prior year quarter. There were four pay-per-view events produced in both the current and prior year quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months	Three Months
	Ended December	Ended December
Events (in chronological order)	31, 2008	31, 2007
No Mercy®	261	271
Cyber Sunday®	153	194
Survivor Series®	319	341
Armageddon®	193	237

Prior events	86	107

Total	1,012	1,150

•	Venue Merchandise revenues were $3.5 million as compared to $4.6 million in the prior year quarter, primarily reflecting the decrease in total attendance at our live events. This decrease was partially offset by an increase in per capita spending by our fans to approximately $9.06 in the current quarter as compared to $8.60 in the prior year quarter.
•	Television Rights Fees revenues were $27.6 million as compared to $23.8 million in the prior year quarter, reflecting the expansion of programming time due to certain specials and the impact of a new agreement to broadcast SmackDown on MyNetworkTV.
•	WWE 24/7 Classics on Demand™ revenues were $1.6 million as compared to $1.1 million in the prior year quarter, attributable to the expansion of domestic subscribers and increased international activity.
Consumer Products
Revenues from our Consumer Products businesses were $33.3 million versus $35.3 million in the prior year quarter, representing a 6% decrease.
•	Home Video net revenues were $15.0 million as compared to $19.8 million in the prior year quarter. The decrease in Home Video revenues primarily reflects the timing of our release schedule in the prior year, as the current quarter had 7 new title releases compared to 12 in the prior year quarter. DVD shipments declined 36% to approximately 900,000 units in the current period.
•	Licensing revenues were $14.7 million as compared to $9.4 million in the prior year quarter. The increase primarily reflects the recognition of an advance relating to a multi-year contract with our book publisher. Excluding this revenue, licensing declined 11% or $1.0 million, primarily from lower licensed sales of toys and apparel.
•	Magazine Publishing net revenues were $3.5 million as compared to $6.0 million in the prior year quarter due to lower newsstand sell-through and the service of fewer subscriptions per issue. We also published one magazine special and two issues of

WWE Kids Magazine in the current year quarter, compared to three specials and no issues of WWE Kids Magazine in the prior year quarter.
Digital Media
Revenues from our Digital Media related businesses were $10.9 million as compared to $11.9 million in the prior year, representing an 8% decrease.
•	WWE.com revenues were $3.8 million as compared to $4.2 million in the prior year quarter, reflecting a $0.5 million, or 17% decline in web-based advertising revenues.
•	WWEShop revenues were $7.1 million as compared to $7.7 million in the prior year quarter. The average revenue per order decreased to $57.78, as compared to $62.10 in the prior year quarter while the number of orders declined by approximately 1% to 120,000.
WWE Studios (formerly WWE Films)
WWE has released three theatrical films, two films in 2006, See No Evil and The Marine, and one film in 2007, The Condemned. We recorded revenue of $5.0 million in the current quarter related to these theatrical releases as compared to $3.1 million in the prior year quarter. As of December 31, 2008, we had approximately $31.7 million in capitalized film production costs on our balance sheet, primarily associated with our upcoming theatrical release 12 Rounds as well as our direct-to-video projects, Behind Enemy Lines: Colombia and The Marine 2.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution increased to $56.3 million in the current quarter as compared to $55.9 million in the prior year quarter led by the profit from a book publishing advance and the incremental contribution from filmed entertainment partially offset by declines in other businesses. In addition, profit contribution reflected an approximate $2 million adverse impact from changes in foreign currency exchange rates. Despite this impact, total profit contribution margin increased to approximately 45% as compared to 42% in the prior year quarter, reflecting improved margins in our Live and Televised and Consumer Products segments.
Selling, general and administrative expenses
SG&A expenses were $29.4 million for the current quarter as compared to $28.8 million in the prior year quarter, reflecting an increase in legal and professional fees.
EBITDA
EBITDA was approximately $26.8 million in the current quarter as compared to $27.1 million in the prior year quarter.
Investment and Other (Expense) Income
The decline in investment income in the current quarter reflects lower average investment balances and interest rates. The increase in other expenses primarily reflects realized losses on foreign currency based transactions.

Effective tax rate
In the current quarter, the effective tax rate was 38% as compared to 23% in the prior year quarter. The prior year rate reflects tax benefits related to previously unrecognized tax positions that were recognized.
Summary Results for the Twelve Months Ended
Total revenues for the twelve months ended December 31, 2008 were $526.5 million as compared to $485.7 million in the prior year period, an 8% increase. Operating income for the current period was $70.3 million versus $68.4 million in the prior year period. Net income was $45.4 million, or $0.62 per share (diluted), as compared to $52.1 million, or $0.72 per share (diluted), in the prior year period. EBITDA was $83.4 million for the current twelve-month period as compared to $77.8 million in the prior year period. As previously disclosed, the current year includes a $1.9 million charge for our film See No Evil, whereas the prior year period includes a $15.7 million asset impairment charge for The Condemned. Excluding these items, EBITDA was $85.3 million for the current period as compared to $93.5 million in the prior year period. Changes in foreign currency exchange rates did not have a material impact on revenue or profit for the current twelve month period.
The following charts reflect net revenues by segment and region for the twelve months ended December 31, 2008 and December 31, 2007. (Dollars in millions)

	December 31,	December 31,
Net Revenues	2008	2007
Live and Televised Entertainment	$331.5	$316.8
Consumer Products	135.7	118.1
Digital Media	34.8	34.8
WWE Studios	24.5	16.0

Total	$526.5	$485.7

	December 31,	December 31,
Net Revenues by Region	2008	2007
North America	$391.3	$366.3
Europe, Middle East & Africa (EMEA)	94.3	84.9
Asia Pacific (APAC)	34.4	30.6
Latin America	6.5	3.9

Total	$526.5	$485.7

Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $331.5 million for the current period as compared to $316.8 million in the prior year, a 5% increase.

	December 31,	December 31,
	2008	2007
Live Events	$105.7	$99.3
Pay-Per-View	91.4	94.3
Venue Merchandise	18.5	19.1
Television Rights Fees	100.7	92.4
Television Advertising	7.4	5.9
WWE 24/7 Classics on Demand	6.3	4.9
Other	1.5	0.9

Total	$331.5	$316.8

Consumer Products
Revenues from our Consumer Products businesses were $135.7 million versus $118.1 million in the prior year, an increase of 15%.

	December 31,	December 31,
	2008	2007
Home Video	$58.5	$53.7
Licensing	60.5	47.1
Magazine Publishing	15.4	16.5
Other	1.3	0.8

Total	$135.7	$118.1

Digital Media
Revenues from our Digital Media related businesses were $34.8 million in both the current and prior year.

	December 31,	December 31,
	2008	2007
WWE.com	$16.3	$16.2
WWEShop	18.5	18.6

Total	$34.8	$34.8

WWE Studios
Revenues from our WWE Studios segment were $24.5 million relating to our feature films versus $16.0 million in the prior year. As of December 31, 2008, we had approximately $31.7 million in capitalized film production costs on our balance sheet, including $22.7 million for films completed but not released, $5.9 million for films currently in release, $2.2 million related to projects currently in production and $0.9 million for projects in development.

Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $214.7 million in the current period as compared to $186.9 million in the prior year period. Total profit contribution margin was approximately 41% in the current year as compared to 38% in the prior year period. Both the current and prior year periods reflected the impact of feature film impairments discussed above. Excluding these impacts, the overall profit contribution margins were essentially unchanged. As indicated above, changes in foreign currency exchange rates did not have a material impact on profit contribution for the current twelve month period.
Selling, general and administrative expenses
SG&A expenses were $131.3 million for the current period as compared to $109.1 million in the prior year period, primarily due to increased staffing, legal and professional, and marketing costs.
EBITDA
EBITDA for the current period was approximately $83.4 million, as compared to $77.8 million in the prior year period. Excluding feature film impairments as discussed above, EBITDA was $85.3 million for the current period as compared to $93.5 million in the prior year period.
Investment and Other (Expense) Income
The decline in investment income in the current period reflected lower average investment balances and interest rates. Our other (expense)/ income, net line item includes our quarterly revaluation of warrants we hold in certain licensees, which was a negative adjustment of approximately $3.0 million in the current period, as compared to a $1.1 million negative adjustment in the prior year period. In addition, the increase in other expenses reflected realized losses on foreign currency based transactions.
Effective tax rate
In the current period the effective tax rate was 35% as compared to 32% in the prior year period. This increase primarily represents tax benefits related to previously unrecognized tax positions in the prior period, and less tax exempt interest income in the current period.
Cash Flows
Net cash provided by operating activities was $36.2 million for the twelve months ended December 31, 2008 as compared to $98.2 million in the prior year period. This decline was driven by the timing of our feature film investments and changes in working capital, including the timing of tax payments, as well as increased operating costs. Capital expenditures were $26.3 million for the current period as compared to $18.2 million in the prior year period. Capital expenditures in the current period included approximately $9.5 million related to our implementation of High Definition broadcasting and $3.9 million with respect to the Media Center initiative.

Additional information
Additional business metrics are made available to investors on a monthly basis on our corporate website – corporate.wwe.com.
Note: World Wrestling Entertainment, Inc. will host a conference call on February 24, 2009 at 11:00 a.m. ET to discuss the Company’s earnings results for fourth quarter of 2008. All interested parties can access the conference call by dialing 800-795-1259 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
World Wrestling Entertainment, Inc. (NYSE: WWE) is an integrated media and entertainment company headquartered in Stamford, Conn. Additional information on the Company can be found at wwe.com and corporate.wwe.com.
Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries.  All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Net revenues	$125,385	$132,643	$526,457	$485,655

Cost of revenues	69,129	76,710	311,784	298,769
Selling, general and administrative expenses	29,419	28,848	131,303	109,134
Depreciation and amortization	3,562	2,347	13,083	9,319

Operating income	23,275	24,738	70,287	68,433

Investment income, net	1,361	3,365	5,872	9,110
Interest expense	98	199	422	552
Other (expense) income, net	(2,732)	(22)	(6,381)	(517)

Income before income taxes	21,806	27,882	69,356	76,474

Provision for income taxes	8,220	6,378	23,940	24,337

Net income	$13,586	$21,504	$45,416	$52,137

Earnings per share – basic:
Net income	$0.19	$0.30	$0.62	$0.73

Earnings per share – diluted:
Net income	$0.18	$0.30	$0.62	$0.72

Shares used in per share calculations:
Basic	73,407	71,052	72,889	71,616
Diluted	73,841	71,691	73,523	72,301

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	December 31,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:

Cash and equivalents	$119,655	$135,805
Short-term investments	57,686	130,548
Accounts receivable, net	60,133	56,597
Inventory, net	4,958	4,717
Prepaid expenses and other current assets	37,596	20,053

Total current assets	280,028	347,720

PROPERTY AND EQUIPMENT, NET	92,367	77,771

FEATURE FILM PRODUCTION ASSETS	31,657	21,890

INVESTMENT SECURITIES	22,299	—

INTANGIBLE ASSETS, NET	1,184	2,302

OTHER ASSETS	1,875	20,373

TOTAL ASSETS	$429,410	$470,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$1,002	$927
Accounts payable	18,334	21,951
Accrued expenses and other liabilities	27,121	30,684
Deferred income	11,875	18,012

Total current liabilities	58,332	71,574

LONG-TERM DEBT	3,872	4,875
NON-CURRENT TAX LIABILITY	7,232	10,227

STOCKHOLDERS’ EQUITY:
Class A common stock	252	241
Class B common stock	477	477
Additional paid-in capital	317,105	301,329
Accumulated other comprehensive income	1,171	2,894
Retained earnings	40,969	78,439

Total stockholders’ equity	359,974	383,380

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$429,410	$470,056

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Twelve Months	Twelve Months
	Ended	Ended
	December 31,	December 31,
	2008	2007
OPERATING ACTIVITIES:
Net income	$45,416	$52,137
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	15,619	29,062
Revaluation of warrants	3,031	1,178
Depreciation and amortization	13,083	9,319
Realized loss on sale of investments	233	1,958
Amortization of investment income	657	(493)
Stock compensation costs	7,956	7,777
Provision for doubtful accounts	2,521	47
Provision for inventory obsolescence	2,679	1,037
Reimbursement of operating expenses by principal shareholder	1,950	—
Provision (benefit) from deferred income taxes	6,605	(7,421)
Excess tax benefit from stock-based payment arrangements	(1,081)	(841)
Changes in assets and liabilities:
Accounts receivable	(6,983)	(4,531)
Inventory	(2,920)	(2,704)
Prepaid expenses and other assets	(7,402)	8,688
Feature film production assets	(25,524)	(1,833)
Accounts payable	(3,617)	7,042
Accrued expenses and other liabilities	(11,261)	(598)
Deferred income	(4,719)	(1,661)

Net cash provided by operating activities	36,243	98,163

INVESTING ACTIVITIES:
Purchase of property and equipment	(26,296)	(18,153)
Purchase of other assets	(265)	(363)
Purchase of investments	(119,495)	(211,366)
Proceeds from sales or maturities of investments	167,796	242,888

Net cash provided by investing activities	21,740	13,006

FINANCING ACTIVITIES:
Repayments of long-term debt	(927)	(860)
Dividends paid	(81,397)	(68,664)
Issuance of stock, net	842	882
Proceeds from exercise of stock options	6,268	6,170
Excess tax benefit from stock-based compensation arrangements	1,081	841

Net cash used in financing activities	(74,133)	(61,631)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(16,150)	49,538
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	135,805	86,267

CASH AND CASH EQUIVALENTS, END OF PERIOD	$119,655	$135,805

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Net income reported on U.S. GAAP basis	$13,586	$21,504	$45,416	$52,137

Provision for income taxes	8,220	6,378	23,940	24,337
Investment, interest and other (expense) income, net	(1,469)	3,144	(931)	8,041

Depreciation and amortization	3,562	2,347	13,083	9,319

EBITDA	$26,837	$27,085	$83,370	$77,752

Non-GAAP Measure:
EBITDA is defined as net income before investment, interest and other income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2008	2007	2008	2007
Net cash provided by operating activities	$18,548	$25,104	$36,243	$98,163

Less cash used in capital expenditures:
Purchase of property and equipment	(6,705)	(10,164)	(26,296)	(18,153)
Purchase of other assets	(53)	(62)	(265)	(363)

Free Cash Flow	$11,790	$14,878	$9,682	$79,647

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.